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Exhibit 14(b)

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-6 (File No. 33-61599) of our report dated March 19, 2003, relating to the financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the use in the Registration Statement of our report dated March 17, 2003, relating to the financial statements of The Protective Variable Life Separate Account, which appears in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Birmingham, Alabama
December 10, 2003

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Exhibit 14(b)